May 21, 2014

George McKinnon
19525 228th Ave NE
Woodinville, WA 98077

Re: Your Separation From Symetra Life Insurance Company

Dear George:
As we have discussed, your employment with Symetra Life Insurance Company (“Symetra”) will end on June 30, 2014. As a Senior Vice President of Symetra Life Insurance Company, you are eligible for severance pay according to the Symetra Life Insurance Company Severance Pay Plan that is payable only upon your execution of this Separation Agreement and General Release (“Agreement”). This Agreement is intended to clearly explain the terms related to the end of your employment with Symetra. By signing and returning this Agreement, you will signify your agreement to these terms, and the Agreement will become binding.
1.Separation from Employment. Your employment with Symetra will end effective June 30, 2014 which will be referred to as the “Separation Date.” You will receive your regular pay and benefits through the Separation Date and payment will be made with the next regularly scheduled payroll after your Separation Date. Normal payroll and withholding taxes will be deducted from this payment.
2.Resignation as Officer. On the date of execution of this Agreement, you will resign as an officer and/or director of Symetra and each of its affiliates, and will cease to earn or accrue or participate in any plans or programs providing any compensation or benefits solely in respect of service as an officer.
3.Transition. You agree to sign all documents needed to effectuate your separation from Symetra and the transition of your job duties and responsibilities, no later than your Separation Date.
4.Duties. From the date of execution of this Agreement, and until your Separation Date, you will not be an officer, or director of Symetra or any of its affiliates; no other employee of Symetra will report to you; and you will only have such authority as specifically assigned to you by Symetra.
5.Accrued Vacation. Symetra will pay to you all of your accrued but unused vacation earned up to the Separation Date. This payment will be made with the next regularly scheduled payroll after your Separation Date. Normal payroll and withholding taxes will be deducted from this payment.

6. 401(k) Plan. Following your Separation Date, you will retain any earned and vested retirement benefits under Symetra’s 401(k) plan.
7.Annual Incentive Bonus. You are not eligible to receive a pro-rated 2014 Annual Incentive Bonus according to the Executive Severance Pay Plan.
8.Equity Plan. On your Separation Date, you will forfeit benefits under the Symetra Financial Corporation Equity Plan, including two-thirds of your 2013 restricted stock award, one-third of your 2012 restricted stock award and all performance units. One-third of your 2013 restricted stock award (1,472 shares) and two-thirds of your 2012 restricted stock award (4,056 shares) will vest on June 30, 2014, subject to shares withheld for tax purposes.
9.Severance Payment. To assist you in your transition, Symetra will pay you, as severance pay, a total of six hundred thirty-six thousand nine hundred and sixty-seven dollars ($636,967), less applicable tax withholdings and deductions, in a lump sum after the Effective Date of this Agreement.
10.Group Medical Benefits Coverage.  You and your dependents may elect a temporary extension of group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, commonly known as “COBRA.” You will receive separate forms that describe your COBRA rights and give you and your dependents the opportunity to continue your health insurance coverage. Symetra will provide you a lump sum payment of six thousand three hundred and ninety dollars ($6,585) less applicable tax withholdings and deductions, after the Effective Date of this Agreement. This amount is equal to 6 months times Symetra’s share of your current premium under the Company medical plan.

11.No Other Payments. Except as described above, including payment for any unpaid salary and benefits attributable to your employment prior to the Separation Date and reasonable business expenses incurred by you on or before the Separation Date and not yet reimbursed, you acknowledge and agree that you are not entitled to any other compensation, severance, benefits or other payments in connection with your employment or positions with Symetra or the termination thereof.

12.Return of Property. On or before your Separation Date, you will return to Symetra all company-owned property in your possession, including without limitation all keys or access cards to company buildings or property, all business credit cards, all passwords to Symetra’s electronic communication systems or any password protected documents, all company-owned equipment such as a laptop, printer, scanner or iPhone, and all Symetra documents and papers (such as, without limitation, representative lists and strategic planning and financial documents), including but not limited to trade secrets or confidential information. Any payment under this Agreement will be delayed until you return all of Symetra’s property.
13.Release. In exchange for the severance pay and other benefits you receive under this Agreement, you (on behalf of yourself and your marital community) irrevocably and unconditionally waive and release Symetra and all of its parent, affiliated or subsidiary organizations, any Symetra employee benefit plans and each of their respective directors, officers, agents, trustees, employees, employee-spouses, successors and assigns (collectively referred to as “the Symetra Releasees”), jointly and severally, from any and all claims, causes of action, agreements, attorneys’ fees and costs, expenses, damages, promises, demands or otherwise (“Claims”), whether known or unknown, in law or equity, accrued or unaccrued, contingent or noncontingent, arising at any time up to and including the date you execute this Agreement. This release includes, but is not limited to, and only by way of example:

a.	all Claims arising from or relating to your employment or positions with any of the Symetra Releasees, or the termination thereof;

b.
any and all Claims arising under federal, state or local laws prohibiting discrimination or harassment in employment including Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the State of Washington Law Against Discrimination (RCW 49.60);

c.	any and all Claims arising under the Employee Retirement Income and Security Act of 1974, as amended, or any benefit plan, policy or program established by Symetra;

d.
any and all Claims arising under any federal, state or local law relating to the payment of wages or other compensation or the hours of work, or any other compensation in any form whatsoever from Symetra (except as provided by this Agreement) including but not limited to any claims for wages, bonuses, commissions, equity, vacation pay or other similar remuneration;

e.	any and all tort or contract Claims or any other Claims arising from any alleged legal restrictions of the right of Symetra to compensate, manage or terminate its employees;

f.	any and all Claims arising under any contract or agreement, whether written or oral, between you and Symetra relating to any subject; and

g.
any and all Claims arising under the common law of any jurisdiction, including, but not limited to, all claims for breach of contract, defamation, interference with contractual/prospective economic advantage, invasion of privacy, promissory estoppel, negligence, breach of the covenant of good faith and fair dealing, fraud, emotional distress, and wrongful discharge/termination.

This release does not prohibit you from filing an administrative charge with the Equal Employment Opportunity Commission or assisting with a governmental investigation but shall constitute a release and waiver of any claim or right to monetary damages or other relief in such a charge.
14.Agreement Not to Sue. You agree that you will not at any time maintain or file any lawsuit or assert any claim against any Symetra Releasee for any damage or loss related in any way to your employment or association with Symetra, except a claim to enforce this Agreement or a charge with the EEOC as identified above.
15.Voluntary Agreement. This Agreement requires careful consideration. By signing it, you are confirming that you do so voluntarily and you have not signed it as a result of any coercion. You have 21 days after receipt of this Agreement to consider its terms and conditions. You are encouraged to consult with an attorney prior to signing it. You should sign it only after careful consideration. In the event that you sign this Agreement before the expiration of this consideration period, you waive the rest of your consideration time.
16.Revocation Period. After you sign this Agreement, you have seven days to revoke it. If you wish to revoke it, you must notify Christine Katzmar Holmes in writing within seven days of signing the Agreement. This Agreement will be effective on the eighth day after you sign it, which shall be referred to as the “Effective Date”.
17.References. All inquiries about you including any requests for reference information must be directed to Symetra Human Resources, who will confirm your dates of employment, position and duties. This is consistent with Symetra’s general policy regarding references.
18.Other Communications. You agree not to defame, or make any disparaging or untrue statements that are intended to cause harm to Symetra or any of its shareholders, directors or officers in any medium to any person or entity without limitation in time. Symetra shall control the timing, content and manner of any internal, external and media communication concerning the termination of your employment with Symetra. Symetra’s officers, speaking on behalf of the corporation, shall not defame or make disparaging statements about you as well.
19.No Admission of Liability. This Agreement will not be evidence of any violation of any statute or law, or any wrongdoing or liability on the part of Symetra or its employees.
20.Confidentiality. By signing this Agreement, you agree to keep confidential and not use or disclose any confidential, trade secret or any other information concerning Symetra, its business, employees, marketing strategies and other information not publicly available. You also agree to abide by any agreements with respect to confidentiality that you have signed. You must also keep the terms of this Agreement confidential, except that you can share the information with your spouse, attorney or accountant provided each promises to keep the information confidential.
21.Protection of Confidential Information.  You acknowledge that by virtue of your employment with Symetra, you acquired significant non-public information and trade secrets with respect to Symetra and its affiliated companies, and their operations (the “Confidential Information”).  You acknowledge that the Confidential Information constitutes valuable, special and unique assets of the Symetra and its affiliates, access to and knowledge of which were essential to the performance of your duties during your employment.  You agree to hold the Confidential Information in trust and confidence and agree not to (i) directly or indirectly make use of the Confidential Information, (ii) reveal any Confidential Information to any other party, or (iii) divulge or use any Confidential Information for any purpose other than for the benefit of the Symetra, except to the extent that you may be required to disclose such Confidential Information by lawful order or process of a court (in which event Employee will provide reasonable advance notice of such disclosure to Symetra and will cooperate with Symetra’s efforts to obtain protective treatment for such Confidential Information).
22.Non-Solicitation.  You agree that for twelve (12) months following the Separation Date, you will not directly or indirectly solicit, entice, recruit, or contract with any person who is an employee, customer, affiliate, or agent of Symetra to cease, terminate or reduce any relationship with Symetra.

23.Post Separation Assistance. Upon Symetra's reasonable request, you agree to make yourself reasonably available after your Separation Date to advise Symetra regarding matters you handled, or about disputes with third parties with which you were familiar or involved. You also agree to cooperate fully with Symetra in connection with all pending or threatened litigation, arbitration, mediation, or similar proceedings in which you are or may be needed as a witness. Symetra agrees to reimburse you for all reasonable and necessary expenses incurred with providing such post separation service.
24.Entire Agreement. This Agreement contains the entire understanding between you and Symetra regarding your departure from Symetra. By signing this Agreement, you acknowledge and agree that you are not relying on any promise or representation, written or oral, other than those that are specifically stated in this Agreement. If any provision of this Agreement is determined to be invalid or unenforceable, the rest of this Agreement will remain enforceable. This Agreement will be deemed to have been entered into in the State of Washington and will be interpreted and enforced under Washington law.
As you review the terms of this Agreement, please contact me if you have any questions about its terms.
Sincerely,
/s/ Christine Katzmar Holmes
Christine Katzmar Holmes
Sr. Vice President, Human Resources and Administration
Symetra Life Insurance Company

I ACKNOWLEDGE AND UNDERSTAND THAT THE ABOVE AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS, KNOWN AND UNKNOWN, AND EXECUTE THIS AGREEMENT WITH FULL KNOWLEDGE OF ITS CONTENTS AND OPPORTUNITY FOR CONSULTATION WITH LEGAL COUNSEL. I AGREE TO THE TERMS OF THIS AGREEMENT, AND ACKNOWLEDGE AND AGREE THAT BY SIGNING BELOW THIS AGREEMENT IS A VALID AND BINDING AGREEMENT.

Dated: 06/09/14 __________        /S/ George N. McKinnon________________
George N. McKinnon